Exhibit 99.1

Seneca Nation of Indians

FOR IMMEDIATE RELEASE
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U.S. Seeks Transfer of Buffalo Creek Case to NIGC

Seneca Nation files amicus brief in support of federal motion

SENECA NATION, ALLEGANY TERRITORY July 22, 2008 – The United States today filed a motion in federal court requesting that Judge William H. Skretny transfer the Seneca Buffalo Creek Casino case to the National Indian Gaming Commission for further consideration.

The “remand” motion is based upon significant changes in the controlling law, as interpreted by the U.S. Department of Interior.

The Seneca Nation of Indians simultaneously filed an “amicus brief” in U.S. District Court in Buffalo, supporting the United States’ motion for remand to the NIGC and opposing the plaintiffs’ motion to immediately enforce Judge Skretny’s judgment of July 8, 2008. The Nation must do so because it is not party to the original lawsuit.

Taken together, these developments provide the full legal foundation for the Nation’s decision not to cease gaming operations, pending further developments in the Buffalo Creek case.

The U.S. motion for transfer of the case is based on a new, formal regulation adopted in June by the Interior Department after all the briefs had been submitted in the case, but before the court’s recent decision.

That formal rulemaking culminated years of work by the department. In it, the agency promulgated regulations governing Indian land determinations, such as Buffalo Creek, and, significantly, adopted the same position the Nation had consistently taken in all its previous dealings with the court and federal agencies.

P.O. Box 231, Salamanca, Allegany Territory, NY 14779 • Ph: 716-945-1790 • Fax: 716-945-6869

The regulation provides that the statutory prohibition Judge Skretny relied on in his decision has no application to “restricted fee” lands, such as the Nation’s in Buffalo.

This is a significant development and one that, under well-established principles of law, fully justifies a motion for remand for NIGC reconsideration.

“In this circumstance, in my experience, a remand to the agency is the only real option available because, in our system of government and administrative law, the NIGC has to be given the opportunity in the first instance to consider the ramifications of this new and critically relevant legal interpretation of the governing law adopted by an agency in its exercise of Congressionally delegated responsibility for Indian gaming law and policy,” said  Laurence H. Tribe, a prominent legal authority and the chief legal consultant for the Nation on this case. “This is what the federal courts, including the U.S. Supreme Court, in numerous recent decisions, have consistently required in such a circumstance.”

The Nation filed its own brief strongly supporting the United States’ motion for remand, and also explained why the plaintiffs’ motion for enforcement is premature and without merit. That is because the plaintiffs sought to short circuit legitimate post-judgment motions, such as the one the United States filed today. It is also without merit because only the NIGC — not the district court — has the power to order closure of a casino. The NIGC has declined to take any closure action to date pending review of the new ordinance and regulations.

The Nation’s brief also shows that the Nation has been and continues to fully respect both the court and the law in awaiting further NIGC action.

In addition, the Nation formally submitted a new gaming ordinance for the NIGC to consider that is based upon the legal interpretation of the governing law from the Interior Department. This will be undertaken simultaneously with the federal district court’s continued consideration of the motion for remand.

“In the days since this court’s decision, the Nation has engaged in extensive deliberations internally and developed the best manner in which to resolve the issues raised by this court’s decision,” said Nation President Maurice A. John Sr. “We are pleased by the United States’ motion for remand as it confirms the legal position regarding restricted fee that we have consistently taken, and we believe that our own filing makes clear our strong respect for the rule of law.”

The Nation’s Buffalo Creek Territory, as Judge Skretny confirmed in his July opinion, is held in restricted fee status and hence is subject to the sovereign control of the Nation. Under the Interior Department interpretation issued last month, gaming is permitted on restricted fee land.

For that reason, the Nation argues in its brief that gaming is permitted on the Buffalo Creek property because of the Interior Department ruling and because the federal court in Buffalo ruled that it is sovereign land. The Nation further argues that the NIGC should have the opportunity to consider the Interior Department’s rule.

“No attempts have been made to evade the federal and state regulations governing the operation of Class III gaming on sovereign lands, and no attempts are now being made to circumvent this court’s July 8 decision,” the motion states.

“Accordingly, the Nation’s Tribal Council voted July 16 to ask the NIGC to file an amended Class III gaming ordinance. The amended ordinance has been submitted in light of a significant new legal development [the July 8 decision].

“As this court is aware, the Nation has consistently argued in these proceedings, as well as before the NIGC and the Department of Interior, that [the law’s] presumptive prohibition on after-acquired gaming does not apply to restricted fee lands. Until very recently, the NIGC and the Interior Department took the contrary position, although never the result of formal rulemaking, and the United States accordingly argued to that effect before this court. Now, however, the Interior Department has, as the result of notice-and-comment rulemaking, promulgated a final rule interpreting [the law].

“That rule, and the department’s discussion in the preamble of the rule, make clear that the department interprets the … provision to not apply to restricted fee lands.”

“Because these regulations are new and were not considered by either the NIGC or this court, it is appropriate to remand this case to the NIGC for further consideration,” the motion argues. “This court, in turn, should then have the opportunity to consider the outcome of the NIGC proceedings in light of the changed legal paradigm.”

The Nation’s attorneys filed the motion in response to a July 14 action filed by the plaintiffs asking the court to close the temporary Seneca Buffalo Creek Casino.

“For the reasons explained in the attached brief, [plaintiffs’] request is ill advised and not supported by the case law.  Not only does the district court lack authority to grant the relief requested, but it would be improvident to do so before the NIGC has had an opportunity to consider appropriate action on the Amended Gaming Ordinance,” the brief concludes.

The Nation’s argument is based on the fact the federal Indian Gaming Regulatory Act (IGRA) provided the NIGC and its chairman with exclusive and discretionary authority to regulate Indian gaming facilities.

The Nation’s attorneys believe that no language in IGRA or in NIGC regulations purports to require the chairman or the commission to order the closure of an Indian gaming facility under particular circumstances. That is especially so when another federal agency concludes that the straightforward terms of the statutory prohibition on gaming have no application to the land at issue. By giving discretionary enforcement authority to the NIGC and its chairman, Congress precluded judicial review of the NIGC’s decision not to seek the closure of Indian gaming facilities, the brief argues.

The Nation believes IGRA specifies the precise remedial mechanisms that Congress intended, and the federal courts have uniformly held that the law’s remedial schemes preclude plaintiffs from seeking relief under other, more general sources of law.

The Nation also asks the court that its representatives be allowed to make oral arguments to support this brief.

New York State already indicated its support for the Nation’s interpretation of the July 8 decision when it announced July 12 that it would continue to maintain its state Racing and Wagering Board inspectors at the casino. Buffalo Police still provide security there as well.

Under the terms of a 2002 compact between Albany and the Seneca Nation, the state Racing and Wagering Board has inspectors at the Nation’s casinos, including the temporary Buffalo Creek facility that opened a year ago while a permanent casino and hotel are constructed on 9.5 acres of land off Michigan Avenue. Seneca Gaming Corp. pays the state the cost of inspections.

There is precedent for the state keeping inspectors in place at a casino that a court declared was operating improperly. A judge declared the Oneida Nation’s Turning Stone casino operated illegally and the state’s response was identical for the central New York facility while that case is appealed.

About The Seneca Nation of Indians

The Seneca Nation of Indians, one of the six nations of the Iroquois Confederacy, continues to live on its three aboriginal areas in Western New York, south of Buffalo, as well as sovereign territories in Niagara Falls and Buffalo where the Nation operates resorts. The Senecas’ long history includes passing on constitutional and governmental traditions used by founders of the United States like Benjamin Franklin. Formerly a warrior nation, it traditionally controlled trade and protected the Western territories, earning the title “Keeper of the Western Door.” The Nation’s five sovereign territories are comprised of 31,095 acres along the Allegany River and the Southern Tier Expressway, known as the Allegany Territory; 22,011 acres along Cattaraugus Creek near Lake Erie known as the Cattaraugus Territory; one square mile in Cuba, called the Oil Spring Territory; 30 acres in Niagara Falls, and 9 acres in Buffalo. The Allegany Territory contains the City of Salamanca within its boundaries. Tens of thousands of acres of land in southern New York and northern Pennsylvania were taken from the Nation when the federal government built the Kinzua Dam and forcibly evicted Senecas from their land in the early 1960s. The Nation today operates a $1.1 billion economy that employs more than 6,300 people, native and not. It operates and manages a variety of retail, Class 2 gaming and casino and hotel operations on its territories. The Nation’s three branches of government — executive, legislative and judicial – operate a faithkeepers school, expanded sports programs for young people, improved health and wellness centers and plans to construct a treatment center for alcohol and drug addictions. The Nation recently expanded greatly its capital building and social services operations, with new projects including improvements to roads, sewers, water treatment plants, water-supply facilities and low-income and elderly housing. The Nation operates a “good-neighbor” policy under which it seeks to expand its relations with groups, governments, charities, private and public corporations that wish to interact collaboratively with the Nation. In 2007, the Nation spent more than $90 million with vendors, suppliers and businesses across Western New York. In addition to hundreds of union construction jobs created in the last five years, the Nation has paid New York State and local municipalities more than $295 million in shared gaming operating revenues.